SUB-ITEM 77D

Government Securities Variable Account changed its disclosure under Investment Objective from GSVAs investment objective is to provide current income and the preservation of capital by investing in U.S. Government securities to The Variable Accounts investment objective is to seek total return with an emphasis on current income, but also considering capital appreciation as described in Post-Effective Amendment No. 39 to the Registration Statement (Nos. 2-90805 and 811-4009), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.